Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS
Marc S. Goldfarb	Erica Pettit / Leigh Parrish
Senior Vice President & General Counsel	General Information
201-405-2454	212-850-5600
FOR IMMEDIATE RELEASE
KID BRANDS, INC. REPORTS FIRST QUARTER 2010 RESULTS
Reports Growth in Net Sales and Net Income
Wayne, N.J. — May 6, 2010 — Kid Brands, Inc. (NYSE: KID) today reported financial results for the three months ended March 31, 2010 (“Q1 2010”).
Summary Results

	Three Months Ended
	March 31,
	(in millions, except per share data)
	2010	2009	% Change
Net sales	$61.5	$56.3	9.2%
Net income	$3.5	$1.3	169.2%
Net income per diluted share	$0.16	$0.06	166.7%
Bruce G. Crain, Chief Executive Officer and President, commented, “We are pleased with our solid first quarter 2010 results, and we remain encouraged by the underlying fundamentals and strategic growth initiatives of our businesses. We also achieved further cost leverage as we maintained discipline over variable costs and working capital while selectively investing in market share expansion and efficiency initiatives. We believe that our business building accomplishments, market position, strong cash flows and solid capital structure continue to benefit our business and position us well to achieve long-term growth.”
Mr. Crain concluded, “Based on our current macroeconomic outlook and 2010 operational plans, we believe that we remain on track to achieve our full year 2010 earnings performance outlook of at least $256 million of net sales, at least $0.67 per diluted share of net income and at least $20 million of debt repayment.”

First Quarter 2010 Results
Net sales for Q1 2010 increased 9.2% to $61.5 million, compared to $56.3 million for the three months ended March 31, 2009 (“Q1 2009”). This increase was the result of sales increases at all four of the Company’s subsidiaries as compared to the prior year period, with particularly strong sales growth at LaJobi, driven primarily by strong performance of licensed products.
Gross profit was $18.7 million, or 30.4% of net sales, for Q1 2010, as compared to $16.6 million, or 29.5% of net sales, for Q1 2009. Gross profit margins benefited from strong margin gains at Kids Line, CoCaLo and Sassy, as they all cycled the costs associated with substantial new product introductions in 2009. This was partially offset by strong sales growth of lower margin products, including licensed products, at LaJobi.
Selling, general and administrative expense was $12.0 million, or 19.5% of net sales, for Q1 2010 compared to $12.2 million, or 21.7% of net sales, for Q1 2009. Selling, general and administrative expense decreased in absolute terms and as a percentage of sales primarily as a result of continued strong cost control efforts and expense leverage due to sales growth. The first quarter of 2009 also included severance costs of $0.4 million associated with a former executive.
Other expense was $1.0 million for Q1 2010 as compared to $2.2 million for Q1 2009. This decrease of approximately $1.2 million was primarily due to lower borrowings, reduced borrowing costs and a net favorable change of $0.3 million in the fair market value of an interest rate swap, all as compared to Q1 2009, as well as royalty income from The Russ Companies (TRC) of $0.3 million recorded in Q1 2010. In addition, Q1 2009 included a write-off of $0.4 million in deferred financing costs associated with an amendment to our credit agreement that did not recur in Q1 2010.
Income before income tax provision was $5.7 million for Q1 2010 as compared to income of $2.2 million for Q1 2009, primarily as a result of the items described above.
The income tax provision for Q1 2010 was $2.2 million as compared to an income tax provision of $0.9 million in Q1 2009. The Company’s effective tax rate for both periods was approximately 39%.
As a result of the foregoing, net income for Q1 2010 was $3.5 million, or $0.16 per diluted share, compared to net income of $1.3 million, or $0.06 per diluted share, for Q1 2009.
At March 31, 2010, outstanding bank debt was $74.3 million, which reflects the repayment of approximately $7.9 million of bank debt in Q1 2010 and $56.8 million of debt repayment since the credit facility commenced on April 2, 2008.
Conference Call Information
The conference call, which will be held at 10:00 a.m. ET today, May 6, 2010, may be accessed by dialing 800-254-5933 or 973-409-9255, access code: 73151293. Additionally, a webcast of the call can be accessed at www.kidbrandsinc.com, http://phx.corporate-ir.net/playerlink.zhtml?c=114140&s=wm&e=3065919, or www.earnings.com and will be archived online shortly after the conference call for 90 days. A replay of the call will be available through May 13, 2010, by dialing 800-642-1687 or 706-645-9291, access code: 73151293.

Kid Brands, Inc.
Kid Brands, Inc. and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide. Prior to September 2009, the Company was known as Russ Berrie and Company, Inc.
The Company’s operating business is composed of four wholly-owned subsidiaries: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these subsidiaries, the Company designs and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and decor (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products pursuant to various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrandsinc.com.
Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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KID BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Net sales	$61,474	$56,278

Cost of sales	42,806	39,663

Gross profit	18,668	16,615

Selling, general and administrative expenses	12,013	12,229

Operating income	6,655	4,386

Other (expense) income:
Interest expense, including amortization and Write-off of deferred financing costs	(1,181)	(2,179)
Other, net	228	(16)

	(953)	(2,195)

Income from operations before income tax provision	5,702	2,191

Income tax provision	2,234	855

Net income	$3,468	$1,336

Basic earnings per share	$0.16	$0.06

Diluted earnings per share	$0.16	$0.06

Weighted average shares:
Basic	21,578,000	21,369,000

Diluted	21,811,000	21,495,000

KID BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Dollars in Thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009

Cash and cash equivalents	$2,733	$1,593

Accounts receivable, net	44,408	42,940

Inventories, net	30,708	37,018

Other current assets	4,122	5,798

Long-term assets	117,281	119,529

Total assets	$199,252	$206,878

Short-term debt	$24,033	$28,633

Other current liabilities	25,880	29,734

Long-term liabilities	54,062	57,417

Total liabilities	103,975	115,784

Shareholders’ equity	95,277	91,094

Total liabilities and shareholders’ equity	$199,252	$206,878